Exhibit 3.3

ARTICLES OF INCORPORATION
OF
ALEXANDRIA INDEMNITY CORPORATION

     The undersigned incorporators, in order to form an insurance corporation under the insurance laws and the general corporation laws set forth in the Vermont Business Corporation Act, certify as follows:

ARTICLE I
Name

     The name of the corporation is Alexandria Indemnity Corporation (the “Corporation”).

ARTICLE II
Registered Office and Agent

     The initial registered office of the Corporation is located at 199 Main Street, P.O. Box 190, Burlington, VT 05402-0190, County of Chittenden, State of Vermont, and its initial registered agent at such address is Downs Rachlin Martin PLLC.

ARTICLE III
Duration

     The period of duration shall be perpetual.

ARTICLE IV
Operating Year

     The initial operating year shall be the calendar year.

ARTICLE V
Purposes

     The purposes of the Corporation are to engage in the business of insuring and reinsuring various types of risks as a captive insurer pursuant to Chapter 141 of Title 8 of the Vermont Statutes Annotated, conducting all activities necessary or incidental to the foregoing, and engaging in any other lawful business or activity.

ARTICLE VI
Number of Shares

     The aggregate number of shares the Corporation shall have authority to issue is Two Hundred Thousand (200,000) shares of common stock, par value $0.01.

ARTICLE VII
Classes

     There are no classes of shares.

ARTICLE VIII
Voting Rights

     The common stock shall have unlimited voting rights.

ARTICLE IX
Dissolution

     The common stock is entitled to receive the net assets of the corporation upon dissolution.

ARTICLE X
Shareholder Action Without a Meeting

     Action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by the holders of at least a majority of all the shares entitled to vote on the action, and if each shareholder is given prior notice of the action proposed to be taken. Each action must be evidenced by one or more written consents describing the action taken, signed by the holders of at least a majority of all the shares and filed with the corporate records. Prompt notice of any action taken by less than unanimous written consent shall be given to all shareholders entitled to vote on such action.

ARTICLE XI
Directors

     The initial Board of Directors shall consist of three (3) persons. The names and mailing addresses of the members of the Board of Directors are:

Richard P. Ekstrand	3905 Dakota Street, SW
Alexandria, Minnesota 56308

Elizabeth L. Kohler	302 Mountain View Drive
Colchester, Vermont 05446

Wesley E. Schultz	3905 Dakota Street, SW
Alexandria, Minnesota 56308

ARTICLE XII
Limitation of Liability

     A director of the Corporation shall not be personally liable to the Corporation or its shareholders for money damages for any act or omission as a director, based upon a failure to discharge his or her own duties in accordance with § 8.30 of the Vermont Business Corporation Act, except liability for (i) the amount of a financial benefit received by a director to which the director is not entitled, (ii) an intentional or reckless infliction of harm on the Corporation or the shareholders, (iii) unlawful distributions voted for or assented to in violation of § 6.40 of the Vermont Business Corporation Act, or (iv) an intentional or reckless criminal act. If the Vermont Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Vermont Business Corporation Act, as so amended. No amendment to or repeal of this Article by the shareholders shall apply to or have any effect on the liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE XIII
Name and Address of Incorporators

     The name and mailing address of the incorporators are:

Allen Martin
199 Main Street, P.O. Box 190
Burlington, VT 05402-0190	/s/ Allen Martin

Kathleen H. Davis
199 Main Street, P.O. Box 190
Burlington, VT 05402-0190	/s/ Kathleen H. Davis

Kevin Moriarty
199 Main Street, P.O. Box 190
Burlington, VT 05402-0190	/s/ Kevin Moriarty

     Dated at Burlington, Vermont, in the County of Chittenden, this 24th day of July, 2002.

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